Exhibit 99.1

For Immediate Release

Digi International Acquires Ventus Holdings, Leader in Managed Network-as-a-Service

Portfolio Expanded with Solutions to Simplify Enterprise WAN Management with Largest Acquisition in Company History

HOPKINS, Minn, Nov. 2, 2021 -- Digi International, (NASDAQ: DGII, www.digi.com), a leading global provider of Internet of Things (IoT) connectivity products and services, today announced it has acquired Connecticut-based Ventus Holdings, a leader in Managed Network-as-a-Service (MNaaS) solutions that simplify the complexity of enterprise wide area network (WAN) connectivity.

The acquisition—the largest in Digi’s 36-year history—will enable the company to provide software and subscription service plans along with its award-winning hardware, thereby strengthening its position as a supplier of complete, high-value networking solutions.

In its 20 years of operations, Ventus has become an industry leader in innovative, secure, market-driven enterprise-class networks. Ventus’s portfolio includes cellular wireless and fixed line WAN solutions for an array of connectivity applications in banking, healthcare, retail, gaming, hospitality and other sectors.

Supporting ATMs, gaming, point-of-sale, kiosks, digital signage and retail applications, Ventus works closely with its leading customers to customize innovative MNaaS solutions. Ventus combines impeccable security, relentless uptime, and responsive expert support to help businesses streamline networking processes and boost IT resources.

Digi acquired Ventus for $347.4 million in cash, which is just over eight times annualized recurring revenues. To finance the purchase, Digi secured a $350 million debt facility through existing lender BMO Harris Bank N.A. and its affiliates. Stephens Inc. served as financial advisor to Digi on the acquisition and provided a fairness opinion. Faegre Drinker Biddle & Reath LLP served as legal counsel to Digi on both the acquisition and debt facility. Rothschild & Co served as financial advisor and Mayer Brown LLP served as legal counsel to Ventus on the acquisition.

Digi expects the acquisition to be immediately accretive to its non-GAAP measurements of adjusted EBITDA and adjusted EPS. Because of interest expense on the credit facility on a GAAP basis the acquisition is expected to be mildly non-accretive on net income and EPS in fiscal year 2023. Digi expects to report Ventus’ performance as part of its IoT Solutions segment.

“Our primary goal is to simplify the deployment and management of sophisticated and distributed enterprise networks,” said Ron Konezny, President and CEO of Digi International. “Our acquisition of Ventus leverages our unique understanding of the evolving connectivity needs and challenges enterprises face today--from wide geographic footprints to large numbers of dynamic and intelligent endpoints. We’re proud to renew our commitment to reducing the complexities of network and endpoint connectivity, as well as simplifying the building, hosting deploying, monitoring, and maintenance of secure, disruption-free WAN networks.”

“Joining a trusted industry leader like Digi presents tremendous opportunities for our combined teams to collaborate on more innovative networking solutions,” says Steve Glaser, who will advance from COO of Ventus to the General Manager of Ventus under Digi’s ownership. “Collectively, our world-class hardware and software solutions, network expertise, engineering talent, and exceptional client support will create significant value and innovation for enterprises around the world.”

Digi will host an informational conference call about the acquisition on Nov. 2, 2021 at 4:00 p.m. Central time. Participants may access the live conference call through the investor relations section of Digi’s website, or by dialing (855) 638-5675 toll free (US) or +1 (262) 912-4765 (international) and entering conference ID 8989035.

A replay will be available for one week, within approximately three hours after the completion of the call. You may access the replay via webcast through the investor relations section of Digi’s website. Or you may access the replay by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 8989035 when prompted. A presentation about Ventus and the acquisition also can be found at the investor relations section of Digi’s website.

About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of IoT connectivity products, services, and solutions. It helps companies create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, Digi has helped customers connect more than 100 million things and counting. For more information, visit www.digi.com.

About Ventus Holdings

A leader in Managed Network as a Service (MNaaS), Ventus Holdings is an industry powerhouse in IT networking innovations, leveraging technology to produce market-driving network solutions. Operating from over 20 years of experience delivering secure enterprise class networks, Ventus develops cellular wireless and fixed line WAN solutions for an expanding array of business connectivity applications. Visit: https://www.ventusgns.com/

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding, but not limited to, expected benefits of the acquisition to Digi. Forward-looking statements may be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue" or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Digi's operations, markets, products and services. Digi identifies the principal risks and uncertainties that impact its performance in its public reports filed with the SEC, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition" sections of Digi's most recent Annual Report on Form 10-K, as may be supplemented or amended by Digi's subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and Digi assumes no obligation to update any forward-looking statements, except as required under applicable law.

Media Contact:

Peter Ramsay / Valerie Christopherson
Global Results Communications for Digi

digi@globalresultspr.com

949.307.5908

Investor Contact:

Jamie Loch

Senior Vice President, Chief Financial Officer and Treasurer

Digi International

952.912.3737

Jamie.Loch@digi.com

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